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                                                                    EXHIBIT 3.02

                               AMENDMENT TO THE
                                   BYLAWS OF
                         CENTAUR PHARMACEUTICALS, INC.

     The following sets forth an Amendment effective November 30, 2000 to the Bylaws of Centaur Pharmaceutical, Inc, a Delaware corporation:

     1. Article I, Section 1.10(a) is hereby amended, pursuant to the requisite Board approval per resolutions adopted on September 26, 2000 (effective November 30, 2000), to read in its entirety as follows:

     "Procedure.  Unless otherwise provided by the Certificate of Incorporation,
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     and except as set forth in Section 1.8(b) above, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that effective immediately after the closing of
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     an underwritten public offering of shares of the Corporation's Common Stock in which shares of the Corporation's Common Stock are listed on the SWX Swiss Exchange, the Swiss New Market, the Neuer Markt of the Frankfurt Exchange, the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, any action required or permitted to be taken by the Corporation's stockholders shall be taken only at a duly called annual or special meeting of such stockholders, and the Corporation's stockholders shall not be able to act by written consent. For such period of time as written stockholder consents are permitted, such consents shall bear the date of signature of each stockholder who signs the consent and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, to its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above."

     IN WITNESS WHEREOF, the undersigned has hereto subscribes her name this 30th day of November 2000.

                                        /s/ Lucy O. Day
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                                        Lucy O. Day,
                                        Secretary